Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made and entered into as of the 28th day of February, 2007, by and between Stephen J. Large (“I”, “Me”, or “My” as the case may be) and H.B. Fuller Company, a Minnesota corporation, with offices at 1200 Willow Lake Boulevard, P.O. Box 64683, St. Paul, Minnesota 55164-0683 and all of its divisions, subsidiaries, affiliates, and all of its and their agents, officers, employees, and directors, (hereinafter collectively “Fuller”):

WHEREAS, Fuller and I have agreed that my employment with Fuller will terminate effective February 28, 2007; and

WHEREAS, I have agreed, in lieu of severance, to accept the benefits, obligations and payments provided herein;

NOW, THEREFORE, in consideration of the promises, agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the undersigned hereby agree and promise as follows:

1. Recitals. The foregoing recitals are hereby incorporated as if fully set forth herein.

2. Employment and Termination. I agree that My employment with Fuller will end February 28, 2007. I understand and acknowledge that My employment with Fuller may be terminated earlier than February 28, 2007, but only for gross violation of working rules or gross misconduct. I further understand and agree that this Agreement will become automatically null, void and unenforceable in the event I am so terminated. I hereby resign as an officer and director, as applicable, of all Fuller-controlled entities, including subsidiaries and joint ventures.

3. Separation Payment. Upon the termination of my employment on February 28, 2007, I agree to provide Fuller with an executed Release Agreement in the form attached hereto as Exhibit A (the “Release Agreement”). In return, and in consideration of the promises, agreements and covenants contained in this Agreement, Fuller agrees to pay Me the sum of $270,254.00 (the “Separation Payment”). Unless there is a timely rescission of this Agreement and the Release Agreement as provided in the Release Agreement, the Separation Payment shall be paid in one lump sum (less state and federal taxes and other standard legal deductions) following termination of My employment, upon Fuller’s receipt of the signed Release Agreement and within ten business days after expiration of the rescission periods referenced therein. Except as expressly provided herein, it is understood and agreed that I am waiving and forfeiting any right, claim or interest to any severance payment under any applicable Fuller plan, including, specifically, the H.B. Fuller Company Severance Pay Plan.

4. Benefits. Except as otherwise stated herein, Fuller agrees that, until termination of My employment, I will continue to be eligible for participation as a full time employee under Fuller’s benefit programs, including all key manager benefits. I understand and agree that My rights to benefits under any Fuller benefit plan, including but not limited to Fuller’s Retirement

Plan and Fuller’s Supplemental Executive Retirement Plan, are governed and determined by the rules of said plans, as they may exist from time to time. It is further understood and agreed that, except as expressly stated herein, I am not waiving any rights to vested employee benefits extended under any Fuller plan. Fuller also agrees to (a) reimburse Me for the cost of My COBRA payments for medical and dental insurance for Me and my dependents through the end of October, 2007 and (b) provide Me with the benefits I have elected to receive under Fuller’s 2007 Key Managers Personal Financial Counseling Program.

5. T&E Reporting. I agree to provide Fuller with all documentation necessary to reconcile My outstanding Travel and Expense Reporting, and will authorize Fuller to deduct from my Separation Pay any amounts for any non-reimbursable expenses or expenses that do not comply with Fuller’s policies regarding Travel and Expense Reporting.

6. Personal Computer and Cell Phone Number. Fuller agrees to transfer to Me My Fuller-issued personal computer and company cell phone number, subject to Fuller’s right to remove all data and non-transferable software from My personal computer prior to transfer.

7. Grants and Awards. Except as otherwise stated herein, I understand and agree that My rights to any long term incentives pursuant to any Fuller grant or award, including, but not limited to, Restricted Stock Awards and Stock Options, shall be governed and determined by the terms of such grant or award, including the terms and conditions of the plan or plans pursuant to which the grant or award was made.

8. Key Employee Deferred Compensation Plan. My participation in the Key Employee Deferred Compensation Plan (“KEDC”) will end as of the date of my termination. Distributions under the KEDC will be made pursuant to the terms of that plan, however, certain distributions may be subject to the six (6) month waiting period mandated under Section 409(A) of the Internal Revenue Code.

9. Confidential Information. I agree that, from and after the date this Agreement is executed by both parties, all the information, facts, or occurrences relating to formulas, processes, customer lists, computer user identifiers and passwords, and all purchasing, engineering, accounting, marketing and other information, not generally known and proprietary to Fuller, relating to research, development, manufacturing, marketing or sale of Fuller’s products shall be and are hereby deemed to be confidential information (“Confidential Information”) of the parties to this Agreement. I agree, from and after the date this Agreement is executed by both parties, not to use or disclose any Confidential Information at any time during or after My employment by Fuller, except in the performance of My duties on behalf of Fuller, or by written consent of Fuller or as may be required by law or court process. Upon termination of My employment, I agree that all Confidential Information, including all copies, excerpts and summaries in My possession or control, as well as other Fuller property not transferred herein shall be immediately returned to Fuller.

10. Non-Competition. For a period of 270 days following the date of termination of My employment, I will not serve, directly or indirectly (individually or as an officer, director, employee, consultant, partner or co-venturer, or as a stockholder or other proprietor owning a beneficial interest of more than five percent (5%)) in any enterprise which develops or sells a Conflicting Product without the written consent of Fuller. This means, by way of illustration but not limitation, that I will not sell or solicit orders for any “Conflicting Product” to or from any customer of Fuller, and that I will not serve any organization or person engaged in the development, production or sale of “Conflicting Product.” For the purposes of this illustration, “Conflicting Product” means any product, process, equipment, concept or service (in existence or under development) of any person or organization that competes with a product, process, equipment, concept or service of Fuller or concerning which I acquired Confidential Information at any time through My work with Fuller.

In the event I am presented with an opportunity that I believe might violate this covenant, I can submit in writing to Fuller, in care of the Vice President of Human Resources, a description of the opportunity, asking for Fuller’s written consent to pursue that opportunity. Fuller agrees to promptly reply in writing to any such written request within five (5) business days.

I understand that this covenant is not intended to limit My subsequent employment in any industry or for any employer producing a product or service different from Fuller’s. I acknowledge and represent that I have substantial experience and knowledge such that I can readily obtain employment that does not violate this covenant.

11. Non-Solicitation. For a period of 270 days following the date of termination of My employment, I agree that I will not induce, attempt to induce, or in any way knowingly assist or act in concert with any other person or organization in inducing or attempting to induce any employee of Fuller to terminate such employee’s relationship with Fuller. During such period of time, I agree that I will not make any offers of employment or knowingly assist or act in concert with any other person or organization in making offers of employment to any person who, at the time of such offer, is to My knowledge currently in an employment relationship with Fuller.

12. Information, Assistance, Testimony. I understand that Fuller may occasionally ask me to provide information, assistance or testimony regarding litigation or legal matters, and I agree to cooperate, provided that Fuller reimburses me for any out-of-pocket expenses. In the event I am required to provide assistance totaling in excess of two (2) business days, Fuller will provide me with a reasonable per diem payment to compensate me for my time. This provision is not intended, of course, to affect the content of any testimony I shall give in any matter.

13. Non-Disparagement. Fuller and I agree that neither of us will voluntarily make statements, publicly or otherwise, which disparage, defame or are adverse to either of our interests.

14. Remedies. The parties hereto acknowledge that the provisions of this Agreement are reasonable and necessary for their mutual protection and that any violation of this Agreement may cause irreparable harm for which the non-breaching party would be entitled to temporary or permanent injunctive relief, and for money damages insofar as they can be determined.

15. Jurisdiction and Venue. This Agreement shall be governed by the laws of the State of Minnesota and I hereby consent to the jurisdiction and venue of the courts of the State of Minnesota for the resolution of any disputes arising out of, or related to, this Agreement, to the exclusion of the courts of any other state.

16. Integration and Modification. Except as provided herein, this Agreement represents the entire agreement between Me or anyone who has or obtains any legal rights or claims through Me and Fuller with respect to the subject matter covered herein. It replaces any other oral or written agreements, representations, promises or discussions between Me and Fuller. This Agreement may not be changed orally. To be valid, any waiver or modification must be in writing and signed by all of the parties hereto. If any part of this Agreement is declared by a court of competent jurisdiction to be illegal, invalid or unlawful, in whole or in part, then said part shall be modified or suspended, as the case may require, but only to the extent necessary and all other parts will remain valid and in full force and effect. This Agreement may be executed in any number of counterparts which, taken together, shall constitute but one Agreement. A copy of this Agreement is as valid as the original.

17. Execution in Counterpart. This Agreement may be executed in counterparts. Each such counterpart, when executed and delivered, shall be deemed to be an original and, taken together, shall constitute but one in the same instrument.

18. Facsimile Signatures. The signatures to this Agreement may be evidenced by facsimile copies reflecting the party’s signature hereto, and such facsimile copy shall be sufficient to evidence the signature of such party just as if it were an original signature.

THIS IS A FINAL AGREEMENT AND RELEASE. READ BEFORE SIGNING.

Dated: February 28, 2007	H.B. FULLER COMPANY

	By:	/s/ Ann B. Parriott
	Its:	Vice President, Human Resource

Dated: February 28, 2007	/s/ Stephen J. Large
Stephen J. Large

EXHIBIT A

Release Agreement

In consideration of the promises, agreements and covenants contained herein and in My Separation Agreement dated February 28, 2007 (“My Separation Agreement”), I, on behalf of Myself, My heirs, assigns, spouses, representatives, and agents do hereby fully release and forever discharge H.B. Fuller Company, a Minnesota corporation, with offices at 1200 Willow Lake Boulevard, P.O. Box 64683, St. Paul, Minnesota 55164-0683 and all of its divisions, subsidiaries, affiliates, and all of its and their agents, officers, employees, directors, and shareholders (hereinafter collectively “Fuller”), from any and all liability, remedies, claims for relief, demands, actions, causes of action, suits, grievances, arbitrations and administrative proceedings under every local, state, or federal law, statute, ordinance or common-law, and any and all other claims of any kind or nature whatsoever occurring as of the date of this Agreement, whether in law or in equity, contract or tort, known or unknown, asserted or unasserted, suspected or unsuspected, of any kind or nature whatsoever which I may now have or hereafter have or claim to have against Fuller for, upon, or by reason of any matter, event, cause or thing occurring prior to the date of this Agreement, including without limitation, any and all claims of any kind arising out of or in anyway relating to My employment with Fuller, and further including without limitation:

(i) Any claims, demands, or causes of action arising under, or any claim for relief on the basis of, an alleged violation of the Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, as amended, the Employee Retirement Income Security Act, Title 42 U.S. Section 1985, the Americans With Disabilities Act, the Older Workers Benefit Protection Act, the Minnesota Human Rights Act, and/or any other federal, state or local statute, ordinance, or regulation dealing in any way with employment or employment discrimination;

(ii) Any claims, demands, or causes of action on the basis of any breach of an express or implied employment contract under the common-law of the State of Minnesota, or any other state, or on the basis of any claim of defamation, wrongful discharge and/or any other common-law, statute or tort or any other claim whatsoever arising out of or in any way relating to My employment with Fuller or any other occurrence prior to the date of this Agreement, but excluding claims which I cannot by law waive and claims for breach of this Agreement.

It is specifically agreed and understood that I am not waiving or releasing any right I may have under Fuller’s corporate undertakings or pursuant to any applicable policy of insurance, to defense and/or indemnity for third party claims.

I warrant that I am legally competent to execute this Release and accept full responsibility therefore. I also agree that I am signing this Release voluntarily and with full knowledge of its significance and legal consequence. I also agree that I have been advised to consult with any attorney before signing this Agreement and that Fuller has given Me a full twenty-one (21) days within which to consider this Agreement, before signing below, if I so desire.

I understand that I may rescind (that is, cancel) this Agreement within seven (7) calendar days of signing it to reinstate claims under the Age Discrimination In Employment Act of 1967 and within fifteen (15) calendar days to reinstate claims under the Minnesota Human Rights Act. To be effective, My rescission must be in writing and delivered to Fuller in care of the Vice President of Human Resources, 1200 Willow Lake Boulevard, P.O. Box 64683, St. Paul, Minnesota 55164-0683. If delivered by mail, such rescission may be postmarked within the seven (7) or fifteen (15) day period and sent by Certified Mail, Return Receipt Requested to H.B. Fuller Company at 1200 Willow Lake Boulevard, P.O. Box 64683, St. Paul, Minnesota 55164-0683, attention Vice President of Human Resources.

I understand that timely rescission of any portion of this Agreement as provided herein, shall constitute a material breach of this Agreement and My Separation Agreement resulting in immediate withdrawal and rescission of all promises, agreements and covenants contained herein and in my Separation Agreement.

Dated: February 28, 2007
Stephen J. Large